SEVERANCE POLICY
TABLE OF CONTENTS

I.	Purpose:	1
II.	Scope - Eligibility:	1
III.	Policy Statement:	1
	A. Overview	1
	B. Severance Pay Guidelines	1
	C. Severance Pay - Other Terminations	1
	D. Other Severance Benefits	2
	E. Approvals	2
	F. No Contractual Entitlements	2
	G. Section 409A	2
IV.	Administration:	2
	A. Roles and Responsibilities	2
	B. Governance	3
	C. Exception Management/Policy Interpretations	3
V.	Applicable Laws and Regulations:	3
VI.	Policy History Log:	3

Severance Policy	October 19, 2018

Severance Policy

I.	Purpose:

The purpose of this policy is to describe certain circumstances under which the Bank may make severance payments to individuals whose employment is terminated.

II.	Scope - Eligibility:

All regular full- and part-time employees who work at least 1,000 hours per year are eligible to be considered for severance under this policy. Temporary employees are not eligible.

III.	Policy Statement:

A.	Overview.

It is the policy of the Bank to provide individuals whose employment is terminated involuntarily for reasons other than “cause” (as determined by the Bank in its sole discretion) with severance packages reflecting their status in the organization and tenure. In consideration of the receipt of a severance package, such individuals must sign a release of claims in the form, and within the time period, required by the Bank.

B.	Severance Pay Guidelines
Severance pay hereunder will take into account employee status in the organization and years of service with the Bank, according to the guidelines below, with service rounded to the next highest month. Service with other Federal Home Loan Banks is not considered.

Nonexempt and Exempt	Officer (functional and corporate)	Executive Officer
Two (2) weeks’ base pay regardless of years of service, plus two (2) weeks’ base pay for each year of service, but no more than an aggregate of 12 months’ base pay	Two (2) weeks’ base pay regardless of years of service, plus three (3) weeks’ base pay for each year of service, but no more than an aggregate of 12 months’ base pay
Two (2) weeks’ base pay regardless of years of service, plus four (4) weeks’ base pay for each year of service, but no more than an aggregate of 12 months’ base pay; minimum severance of one (1) year’s base pay for President and 6 months’ base pay for other Executive Officers

Severance will normally be paid in the form of salary continuation unless the Bank determines otherwise in its sole discretion consistent with Paragraph G. This Severance Policy will be interpreted and administered so as to avoid duplication of benefits under the Federal Home Loan Bank of Boston Executive Change in Control Severance Plan.

C.	Severance Pay - Other Terminations

The amount of severance, if any, offered to an employee who is leaving by mutual agreement or who is terminated for cause is at the sole discretion of the Bank; provided, however, that any such severance shall not exceed the Guidelines set forth above.

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D.	Other Severance Benefits

At its sole discretion, the Bank may provide additional severance benefits, such as outplacement services.

E.	Approvals

All severance packages must have the approval of the appropriate Executive Officer and the President. All severance packages for Executive Officers must also have the approval of the Human Resources and Compensation Committee of the Bank’s Board of Directors.

F.	No Contractual Entitlements

This severance policy is not intended by the Bank - and should not be viewed by employees - as setting forth a contractual relationship between the Bank and any one or all of its employees. The Bank reserves the right to modify, revoke, suspend, terminate, or change this severance policy at any time without notice.

G.	Section 409A

It is intended that the payments and benefits provided hereunder shall either be exempt from the application of, or otherwise comply with, the requirements of Internal Revenue Code (“Code”) Section 409A. However, in no event will the Bank or any director, officer, employee or advisor (other than in his or her capacity as a participant under this Policy) be liable for any taxes, interest or penalties with respect to severance pay or benefits hereunder.
Payments hereunder are deemed to be separate payments for purposes of applying the short-term deferral rule in Treas. Reg. § 1.409A-1(b)(4) and in determining separation pay due to involuntary separation from service under Treas. Reg. § 1.409A-1(b)(9)(iii).
Unless the Bank determines otherwise in its sole discretion consistent with the intent of this Paragraph G, any payment or benefit constituting deferred compensation that is not exempt from Code Section 409A that would have otherwise been payable during the period established for review and execution of the required release of claims shall be accumulated and paid (without interest) on the 75th day after the termination date provided such release shall have been executed and become effective prior to such date.

IV.	Administration:

A.	Roles and Responsibilities

(1)	Owner. The Executive Director of Human Resources shall be the owner of this Policy, responsible for maintaining (including reviewing and updating) this Policy.

(2)	Authorized Approver. The Board of Directors of the Bank shall be authorized to approve all changes to this Policy.

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B.	Governance

(1)
Re-Adoption Frequency. The Owner of this Policy will be responsible for presenting this Policy for re-adoption by the Authorized Approver at any time that the Owner determines that a change is appropriate.

(2)	Review Frequency: The Owner of this Policy is expected to review this Policy annually.

C.	Exception Management/Policy Interpretations

(1)	Exceptions. All exceptions under this Policy must be approved by:

(a)	The President of the Bank (other than with respect to severance to be paid to the President); and

(b)	The Human Resources and Compensation Committee of the Board of Directors, with respect to severance to be paid to any Executive Officer (including the President).

(2)	Responsibility for Interpretations. The Owner of this Policy, in consultation with the General Counsel and the President, is responsible for all interpretations of this Policy.

V.	Applicable Laws and Regulations:

The following provisions of the Federal Home Loan Bank Act and FHFA Regulations are applicable to this Policy:

•	12 U.S.C. §4518

•
Securities and Exchange Commission’s Regulation S-K, particularly for severance to be paid to a named executive officer of the Bank (17 C.F.R. §229.402 - Executive Compensation, and 17 C.F.R. §229.601 - Exhibits).

VI.	Policy History Log:

Date Approved	Purpose	Author	Approved by
2/21/1997		G. Champagne	Board
3/23/2012	Change format to standard form, clarify certain language	C. Pratt	Board
	Annual review - no changes required	J. Authur	N/A
	Annual Review (January 20, 2014) - no changes required	B.Gale	N/A
3/20/2015	Annual Review; changed references to Personnel Committee to Human Resources and Compensation Committee	B. Gale	Board
3/15/2016	Annual review of policy by owner. No changes made.	B.Gale	N/A
10/19/2018	Annual review - adjusted to ensure market competitiveness and ensure compliance	B. Gale	Board

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